PROPERTY OPTION AGREEMENT

FIREFLY PROPERTY - UTAH

THIS AGREEMENT is dated as of the 30th day of May, 2007

BETWEEN:

TECTON CORPORATION,
a Nevada corporation
Bettlistrasse 35, 8600 Dübendorf, Switzerland
("Tecton")

AND:

GEOXPLOR CORP.,
a Nevada corporation
Suite 109, PMB 293, Anthem, Arizona, U.S.A. 85086
("GeoX")

WHEREAS GeoX holds a 100% interest in certain unpatented mining claims, known as the Firefly property in San Juan County, Utah, as more particularly described in Schedule "A" hereto, and has agreed to grant to Tecton the exclusive option to acquire all of its interest therein, on the terms and conditions set forth herein,

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payments and other consideration paid by Tecton to GeoX, as contemplated herein, and of the mutual covenants and agreements herein contained (the receipt and sufficiency of which is hereby expressly acknowledged by GeoX), the parties agree as follows:

1. DEFINITIONS

1.1 In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

"**Commercial Production**" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);

"Execution Date" means the date of this Agreement first mentioned above;

"**Feasibility Study**" means a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production;
"Property" means those unpatented mining claims, together with any and all associated permits, plans, exploration licenses, concessions or rights, as more particularly described in Schedule "A" hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licences and leases associated therewith, easement, access, mineral, surface, water and ancillary or appurtenant rights attached or accruing

thereto, and any mining license or other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution therefor, including, without limitation, any property issued to cover any internal gaps or fractions in respect of the mining claims;

"**Securities Act**" means the Securities Act of 1933; and

"**Shares**" mean restricted shares of Common Stock of Tecton, par value $.0001.

2. OPTION

2.1 GeoX hereby grants to Tecton the sole and exclusive right and option (the "Option"), for a term of one year from the Execution Date ("Option Period"), to acquire from GeoX an undivided 100% percent right, title and interest in and to the Property, in accordance with the terms of this Agreement.

2.2 To exercise the Option, Tecton must give written notice, within the Option Period, of its intent to exercise the Option and agreement to pay to GeoX the aggregate sum of $200,000; issue to GeoX an aggregate of 400,000 Shares; and incur an aggregate of at least $750,000 of expenditures on the Property, as follows:

(a) pay GeoX the following sums by the following dates (the "Cash Payments"):

(i) $20,000 upon execution of this Agreement; and
(ii) an additional $180,000 upon satisfaction of all due diligence, which must be completed and the monies paid within 15 business days of execution of this Agreement.

(b) incur the following expenditures on or with respect to the Property, by the following dates:

(i) $200,000 on or before 12 months following the Execution Date;
(ii) an additional $250,000 on or before 24 months following the Execution Date; and
(iii) an additional $300,000 on or before 36 months following the Execution Date; and

(c) issue the following Shares to GeoX by the following dates:

(i) 200,000 Shares on or before June 25, 2007; and
(ii) an additional 200,000 Shares on or before 12 months following the Execution Date.

The Cash Payments, Shares and expenditures are herein collectively referred to as the "Option Price".

2.3 For purposes hereof, "expenditures" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Tecton from and after the Execution Date in connection with the Property; including, moneys expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; moneys expended toward all taxes, fees and rentals; moneys expended in doing and filing

assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, sampling, assaying and metallurgical testing and engineering, environmental studies, mapping, data preparation and analysis; costs of acquiring research materials, reports and data; costs of and/or associated with wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property; in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallocated costs equal to ten (10%) percent of all such expenditures for contracts of less than $100,000, and five (5%) percent for contracts of $100,000 or more.

2.4 Any expenditures incurred, Cash Payments paid and Shares issued toward the Option Price that is over and above that required to be made during a particular time period in paragraph 2.2 shall be carried forward and applied against the respective expenditures, Cash Payments or Shares required in the subsequent period(s).

2.5 This Agreement is an option agreement only, and all payments comprising the Option Price are and shall remain optional to Tecton, such that Tecton need not pay any of the same. Upon the failure of Tecton to deliver the consideration comprising the Option Price within the time periods set forth herein, the Option and this Agreement will automatically terminate after 5 business days from such failure.

2.6 Prior to the exercise of the Option, Tecton shall pay all taxes, rentals and maintenance fees on the Property as may be necessary to keep the Property in good standing, and shall perform all other actions which may be necessary in that regard, including without limitation, keeping the Property free and clear of all liens, charges and encumbrances of any kind whatsoever which were the result of any actions taken or not taken by Tecton.

2.7 If, prior to the exercise of the Option, Tecton wishes to abandon one or more claims comprising any of the Property, GeoX shall retain the beneficial interest in the abandoned claims and Tecton shall not have any further right to acquire any interest in such claims pursuant to the terms of this Agreement. For clarity, the Option Price will not change if any portion of the Property is abandoned. Tecton will do those things contemplated in sections 7.1(a) to (d) with respect to any claims abandoned or dropped by it.

2.8 Once Tecton has paid the Option Price in full, Tecton will have exercised the Option and have acquired an undivided 100% right, title and interest in and to the Property, subject to the royalty reserved to GeoX in section 2.9 below. Upon exercise of the Option, GeoX will deliver a Quitclaim Deed for the Property to Tecton.

2.9 In addition to the Option Price, Tecton agrees to pay to GeoX the following consideration:

(a) a royalty on uranium oxide (U3O8), vanadium oxide and all other minerals derived from the Property equal to 3% of the net returns from the sale or other disposition of all uranium oxide (commonly called "Yellow Cake") or sales of ore or sales of other minerals derived from ore mined from the property, based on funds actually and fully received, in good funds, by Tecton from the sale of such ore or metals, to be calculated and paid in accordance with Schedule "B" hereto (the "Royalty").

The term "net returns" as used herein, means the amount of earned revenues, as the term earned revenues is used in accordance with generally accepted accounting principles, payable to Tecton by any smelter or other purchaser of metals contained in ores, minerals, mineral substances and concentrates produced therefrom mined from the Property, less all assaying, sampling, transportation and smelting charges, less any and all penalties imposed by the purchaser, and less all appropriate taxes. In the event such ores are treated or smelted at facilities owned or controlled, in whole or in part, by Tecton, the term "net returns" shall mean the amount of earned revenues, as the term earned revenues is used in accordance with generally accepted accounting principles, which would have been payable to Tecton from a bona fide purchaser of ores or metals contained in ores, minerals, mineral substances, and concentrates produced from ores mined from the Property less all assaying, sampling, transportation, processing and smelting charges, less any and all penalties imposed by the purchaser, and less all appropriate sales taxes.

(b) $1,000,000 upon the earlier of (A) receipt by Tecton of a feasibility study that meets the requirements of a Feasibility Study recommending production from the Property, or (B) 36 months following the date of this Agreement (the "Feasibility Payment");

(c) $1,000,000 upon the earlier of (A) the commencement of construction of a mine (being the commencement of construction of the physical plant or mining facility on the Property), based on the Feasibility Study, for purposes of extracting minerals from the Property, or (B) 42 months following the date of this Agreement (the "Construction Payment");

(d) $1,500,000 upon the earlier of (A) commencement of Commercial Production of ore or minerals from a mine constructed on the Property, or (B) 54 months following the date of this Agreement (the "Production Payment"); and

(e) $1,500,000 out of the first proceeds Tecton receives from the sale of Commercial Production of ore or minerals derived from a mine on the Property (the "Proceeds Payment"), except that:

(f) each of the Feasibility Payment, the Construction Payment, the Production Payment and the Proceeds Payment shall be counted as payments towards the Royalty and deducted from any Royalty owing.

At any time, Tecton may purchase 50% of the rights and interests in and to the Royalty by paying to GeoX an additional $1,000,000 and issuing an additional 500,000 Shares to GeoX. Concurrent with the payment of such consideration by Tecton, GeoX shall deliver to Tecton a Bill of Sale for such Royalty rights and interests, which shall be in a form suitable for recording in the applicable federal, state and/or county offices where such records of interests in properties and mining rights may be recorded. Tecton agrees to use at least one-half of all revenues received from the sale of minerals derived from the Property prior to the commencement of Commercial Production, toward prepaying those amounts set out in paragraphs (b) to (e) immediately above.

3. PRE-EXERCISE ACTIVITIES

3.1 Prior to exercise of the Option, Tecton will have full right, power and authority, subject to all of the reservations, terms, covenants and conditions herein contained, to explore, mine, extract, produce, remove, process, ship and sell any and all ores and minerals in, upon, under or within the Property, together with the right to construct and operate any and all facilities relating to the milling, processing, producing or refining of all ores and minerals mined or extracted from said Property, and the right to use the surface of and underground workings within the Property for purposes incident to the exploration, development, mining, hauling, handling, milling, processing, producing or refining of ores and minerals mined or extracted from said Property, including the nonexclusive right, to occupy the Property and to construct and maintain thereon all works buildings, fences, roads, communication and utility lines, pipe lines, tanks and equipment and other structures or facilities reasonable necessary in Tecton's exploration, mining, processing, production or other operations.

Without in any way limiting the generality of the foregoing, Tecton shall have the right to deposit anywhere upon the Property, the Property's subsurface and/or in the space remaining after the removal of any minerals, ores or other values, such earth, rock, stones or other materials as may be produced in connection with Tecton's operation on the Property. In addition, Tecton shall have the right to transport over, under and across and through the Property any minerals, ores or other values now or hereafter owned, leased or otherwise acquired by Tecton and located on other lands owned or controlled by Tecton.

In no event shall Tecton deposit or allow to be deposited on or in the Property any hazardous waste, heavy metals or other waste or materials which would require removal or disposal pursuant to the Federal Resource Conservation and Recovery Act of 1976, as amended, or the Federal Solid Waste Disposal Act or other applicable federal, state and county laws, ordinances and regulations.

3.2 Prior to exercise of the Option, Tecton will have the following duties and obligations:

(a) to manage, direct and control all exploration, development and production operations in, on and under the Property in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

(b) subject to the terms and conditions of this Agreement, to keep the Property in good standing and free and clear of liens, charges and encumbrances of every character arising from operations hereunder (except liens for taxes not yet due, and other claims and liens contested in good faith by Tecton) and to proceed with all diligence to contest or discharge any lien that is filed;

(c) to obtain and maintain, or cause any contractor engaged to obtain and maintain, adequate insurance coverage with respect to activities on or with respect to the Property;

(d) to permit GeoX or its representatives, at their own expense and risk, access to (i) the Property and (ii) upon execution of a proper confidentiality and non-disclosure document satisfactory to Tecton, all data derived from carrying out work hereunder, provided that in exercising such right GeoX will not unreasonably interfere with the activities of Tecton and that GeoX and its representatives will defend, indemnify and save harmless Tecton and its directors, officers, employees and agents from

and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of GeoX or its representatives in connection with access to the Property including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

(e) to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(f) defend, indemnify and save GeoX and its directors, officers and employees harmless from any and all losses, damages, expenses, claims, suits, actions or demands of any kind or nature whatsoever in any way referable to or arising out of any work done by Tecton on or with respect to the Property; and

(g) prior to commencing any operations or activities on the Property, obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency.

4. REPRESENTATIONS AND WARRANTIES

4.1 Tecton hereby represents and warrants to GeoX that:

(a) it is a company duly incorporated, organized and validly subsisting under the laws of Nevada and is qualified to acquire and dispose of interests in, and to explore, develop and exploit, mining properties in North America;

(b) it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) all necessary corporate and shareholder approvals have been obtained and are in effect with respect to the transactions contemplated hereby, and no further action on the part of the directors or shareholders is necessary or desirable to make this Agreement valid and binding on it; and

(d) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by its constating documents or any agreement to which it is a party.

4.2 GeoX hereby represents and warrants to Tecton that:

(a) it is a company duly incorporated, organized and validly subsisting under the laws of Nevada and is qualified to acquire and dispose of interests in, and to explore, develop and exploit, mining properties in North America;

(b) it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d) each of the unpatented mining claims or interests, and all other rights and interests included in and comprising the Property have been duly and validly located, filed and recorded with the applicable government agencies in accordance with all applicable federal, state and county laws, rules and regulations; are accurately described in Schedule "A" hereto; and GeoX holds an undivided, sole and exclusive 100% interest in and to each of the licenses, claims or interests comprising the Property, free and clear of all liens, charges, royalties and encumbrances (save and except for all governmental royalties and interests of record on the Execution Date);

(e) GeoX has the exclusive right to enter into this Agreement, has not made any sale, lease or agreement affecting the rights granted herein, and has all necessary powers and authority to dispose of any and all rights, titles and interests in and to the Property in accordance with the terms of this Agreement;

(f) there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which GeoX is aware;

(g) in respect of the purchase, sale and issuance of the Shares to be issued to GeoX under this Agreement, and consistent with applicable federal and state securities laws, rules and regulations applicable to this transaction, GeoX makes the following representations and warranties to Tecton:

(i) **Sophistication of GeoX**. GeoX either (A) has a preexisting personal or business relationship with Tecton or its controlling persons, such as would enable a reasonably prudent purchaser to be aware of the character and general business and financial circumstances of Tecton or its controlling persons, or (B) by reason of GeoX's business or financial experience, individually or in conjunction with Geox's unaffiliated professional advisors who are not compensated by Tecton or any affiliate or selling agent of Tecton, directly or indirectly, is capable of evaluating the merits and risks of an investment in the Shares, making an informed investment decision and protecting Geox's own interests in connection with the transactions contemplated hereby.

(ii) **Suitability.** GeoX understands and has fully considered for purposes of this investment the risks of this investment and understands that (A) this investment is suitable only for a person who is able to bear the economic consequences of losing GeoX's entire investment; (B) Tecton is a start-up enterprise with no significant operating history; (C) the purchase of the Shares is a speculative investment which involves a high degree of risk of loss by GeoX of GeoX's entire investment, and (D) there are substantial restrictions on the transferability of, and there will be no public market for the Shares, and accordingly, it may not be possible for GeoX to liquidate GeoX's investment in the Shares.

(iii) **Lack of Liquidity**. GeoX is able (A) to bear the economic risk of this investment, (B) to hold the Shares for an indefinite period of time, and (C) to afford

a complete loss of GeoX's investment; and represents that GeoX has sufficient liquid assets so that the lack of liquidity associated with this investment will not cause any undue financial difficulties or affect GeoX's ability to provide for the GeoX's current needs and possible financial contingencies.

(iv) **Access to Information.** GeoX , in making its decision to purchase the Shares, has relied solely upon independent investigations made by GeoX and the representations and warranties of Tecton contained herein and GeoX has been given (A) access to all material books and records of Tecton; (B) access to all material contracts and documents of Tecton; and (C) an opportunity to ask questions of, and to receive answers from, the appropriate executive officers and other persons acting on behalf of the Company concerning the Company and the terms and conditions of this offering, and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense. GeoX acknowledges that no valid request to Tecton by GeoX for information of any kind about the Company has been refused or denied by the Company or remains unfulfilled as of the date thereof.

(v) **Accuracy of Information.** All of the information set forth on the cover page of this Agreement indicated as applicable to GeoX, is, as of the Execution Date, true and correct in all respects.

(vi) **Investment Intent**. The Shares are being acquired by GeoX solely for GeoX's own personal account, for investment purposes only, and not with a view to, or in connection with, any resale or distribution thereof; GeoX has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Shares for which GeoX hereby subscribes, or any part thereof, any interest therein or any rights thereto; GeoX has no present plans to enter into any such contract, undertaking, agreement or arrangement; and GeoX understands the legal consequences of the foregoing representations and warranties to mean that GeoX must bear the economic risk of the investment for an indefinite period of time because the Shares have not been registered under the Securities Act and applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.

(vii) **Control of Funds**. GeoX represents that the Property involved in this investment are separate property of GeoX or are otherwise assets as to which GeoX has the sole right of management.

(viii) **No Brokers.** GeoX has not engaged any broker, dealer, finder, commission agent or other similar person in connection with the offer, offer or sale, or sale of the Shares and is not under any obligation to pay any broker's fee or commission in connection with GeoX's investment.

(ix) **Securities Act Compliance.** GeoX understands that the Shares have not been registered under the Securities Act, by reason of an exemption under the provisions of Section 4(2) of the Securities Act, which depends, in part, upon the investment intent and the aforesaid representations and warranties of GeoX and

that, in issuing the Shares to GeoX, Tecton is relying upon said representations and warranties.

GeoX also understands that any routine sales of the Shares in reliance upon Rule 144 under the Securities Act, if the provisions of such Rule should then be available as to the Shares, can be made only after the holding period specified in the Rule, in limited amounts, and in accordance with all the terms and conditions of that Rule and that, in the case of securities to which that Rule is not applicable, compliance with Regulation A under the Securities Act or some other exemption will be required. GeoX understands that Rule 144 is not now available as to the Shares. GeoX understands that Tecton is under no obligation to comply with Regulation A or any other exemption under the Securities Act or to supply any information necessary to permit routine sales under Rule 144. GeoX understands that Tecton may, if it so desires, permit the transfer of the Shares only when such shares are the subject of an effective registration statement under the Securities Act or when Tecton has received an opinion of counsel that such registration is not required under the Securities Act. GeoX agrees to furnish such documentation and undertakings as Tecton and its counsel may reasonably require in connection with any such opinion, whether under Rule 144 or some specific exemption under the Act. GeoX expressly understands and acknowledges that there is no market for the Shares or the shares of Tecton (public or otherwise), and there are no plans or arrangements of whatsoever nature to create, establish or seek a market for the Shares or the shares of Tecton. Accordingly, GeoX has no source of liquidity for the Shares and the Shares are illiquid.

(h) during the Option Period, GeoX shall not take any action to adversely affect the rights of Tecton hereunder.

4.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Tecton and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

5. COVENANTS OF GEOX AND TECTON

5.1 During the term of this Agreement, the parties covenant and agree with each other as follows:

(a) so long as Tecton is not in default hereunder, GeoX will not do any act or thing which would in any way adversely affect the rights of Tecton hereunder;

(b) GeoX will make available to Tecton and its representatives all records and files in its possession (paper or electronic) relating, directly or indirectly, to the Property within ten business days of the Execution Date of this Agreement and GeoX will permit Tecton and its representatives at their own risk and expense to take abstracts therefrom and make copies thereof;

(c) in order to assist Tecton in meeting US Securities public disclosure requirements, GeoX will provide all documents in its possession that meet the description in Exhibit "C" within 20 days of signing this Agreement;

(d) Tecton agrees to submit for registration under the US Securities Act 100,000 of the Shares issued to GeoX under paragraph 2.2(c)(i) of this Agreement within 6 months of the date of issuance of those shares, and a that further 100,000 of the Shares issued to GeoX under paragraph 2.2(c)(ii) of this Agreement shall be submitted for registration under the US Securities Act within six months of their issuance to GeoX;

(e) GeoX will cooperate as reasonably necessary with Tecton in obtaining any surface and other rights on or related to the Property, as Tecton, in its discretion, deems appropriate or desirable;

(f) GeoX will promptly provide Tecton with any and all notices and correspondence received by GeoX from the relevant government agencies in respect of the Property; and

(g) Tecton will provide to GeoX semi-annual reports on the following: (i) work completed on the Property, (ii) results of the work completed, (iii) planned work and expenditures for the ensuing six months, and (iv) expenditures incurred in connection with or related to work on the Property.

6. TERMINATION OF OPTION

6.1 Unless otherwise agreed by GeoX in writing, this Agreement and the Option will, except for the provisions of section 7, terminate:

(a) upon the failure of Tecton to pay any portion of the Option Price pursuant to subsection 2.2 within the time periods specified therein;

(b) if Tecton gives notice in accordance with subsection 6.2.

6.2 At any time Tecton will have the right to terminate this Agreement and the Option by giving not less than thirty days' written notice to that effect to GeoX.

7. OBLIGATIONS AFTER TERMINATION OF OPTION

7.1 If (i) Tecton abandons any claims in accordance with section 2.7; or (ii) this Agreement is terminated for any reason whatsoever prior to the exercise of the Option, this Agreement, including the Option, but excluding this section 7 (which will continue in full force and effect for so long as is required to give full effect to the same), will be of no further force and effect, except that Tecton will:

(a) surrender the Property to GeoX:

(i) in good standing and in accordance and compliance with the applicable laws, rules and regulations,

(ii) free and clear of all liens, charges and encumbrances arising from this Agreement or Tecton's operations hereunder,

(iii) in a safe and orderly condition, and

(iv) in a condition which is in compliance with all applicable rules and orders of governmental authorities with respect to reclamation and restoration of the surface to the Property;

(b) deliver to GeoX, within sixty days of termination, a report on all work carried out by Tecton on the Property, together with copies of all maps, drill hole logs, assay results, reports and other information compiled or prepared by or on behalf of Tecton with respect to work on or with respect to the Property, and make available to GeoX (at the place of storage) all core, samples and sample pulps and rejects; nothing herein shall be construed to require Tecton to compile data which in its opinion is not necessary to its operations hereunder. Tecton shall have no liability on account of any such data being relied or acted upon by GeoX.

(c) unless otherwise agreed by GeoX in writing, remove from the Property within six months of the effective date of termination all materials, equipment and facilities erected, installed or brought upon the Property by or at the instance of Tecton; and

(d) deliver to GeoX a duly executed Quitclaim Deed of all right, title and interest of Tecton in and to the Property in favour of GeoX.

(e) the title to all mining machinery, equipment, tools, mobile trailers and mobile homes placed upon the Property by Tecton shall remain the personal property of Tecton, and shall be removed within 90 days after termination of this Agreement, for any reason, provided that such removal shall not extend to foundations, mine timbers in place, buildings, structures, fences, cattle guards, gates, culverts and other permanent improvements, unless GeoX shall give its prior written consent thereto. Tecton shall repair all damages to the Property and access caused by such removal. If Tecton is delayed by weather conditions from completing the removal of such personal property within the specified time, then GeoX agrees to extend the time by a reasonable period required by Tecton. All of Tecton's property remaining on the Property after such time expires shall become the property of GeoX. All stockpiles, ore minerals, dumps, tailings, by-products, waste and soil on the Property on termination of this Agreement shall become the property of GeoX.

8. SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

8.1 Each party agrees that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder, except as required by law, a court of competent jurisdiction or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld.

8.2 During the term and any extension of this Agreement, all information or data supplied in writing by Tecton to GeoX relating to the exploration, development or mining of the Property by the Tecton which is specifically identified as confidential by the Tecton at the time it is supplied, shall be kept confidential by GeoX and not disclosed to any third person without Tecton's prior written consent, which consent may be withheld for any reason or for no reason; provided, however, these provisions shall not apply to disclosures made by GeoX for the purpose of exchanging, selling or assigning the Property or its interest in the Property or this Agreement, or for the purpose of disputes or litigation between these parties in connection with this Agreement.

9. ASSIGNMENT

9.1 Subject to section 9.2, either party may at any time assign or transfer any or all of its rights or interests herein, provided such assignee agrees in writing to abide by and be bound by the terms of this Agreement in the same manner and to the same effect as if an original signatory hereto.

9.2 In the event of any sale, assignment or disposition of any nature whatsoever by either party hereto of any entitlement or rights hereunder or to the Property (or any interest therein or part thereof) to any other party (a "Third Party"), then, and in any such event, the selling or disposing party shall:

(a) furnish to the Third Party a true copy of this Agreement;

(b) obtain the Third Party's written agreement in favour of the other party or parties that the Third Party shall be bound by the terms of this Agreement as if it were a party thereto in the place and stead of the selling or disposing party; and

(c) ensure that any agreement between the Third Party and the selling or disposing party contains provisions similar to those set forth in this part 9 of this Agreement, to be binding upon the Third Party and any successor or assign, and that such agreement is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.

Failure to fully comply with the provisions of this section 9.2 shall render any attempted or purported sale, assignment or disposition by a party null, void and of no force or effect whatsoever.

10. FORCE MAJEURE

10.1 Except for the Cash Payments pursuant to section 2.2(a), Tecton shall not be deemed to be in default hereunder for failure or delay to perform any of its covenants pursuant to this Agreement, including incurring expenditures toward payment of the Option Price, if, prior to the requirement to perform such covenant, any material dispute arises as to the ownership, title or right to explore any part of the Property or to the minerals therein, including native land claims (a "Title Dispute") or restrictions imposed by Governmental agencies including but not limited to the National Forest Service. Should Tecton seek to rely on the provisions of this section 10.1, it will promptly give written notice to GeoX of the particulars thereof and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from such Title Dispute or restrictions imposed by Governmental agencies including but not limited to the National Forest Service. Should Tecton pay any amounts toward settling a Title Dispute (which it may only do with the consent of GeoX), such amounts will

be deducted from and will reduce the payments due by Tecton to GeoX pursuant to sections 2.9 (b) to (e).

10.2 Except for the Cash Payments pursuant to section 2.2(a), whenever the time for performance of any act hereunder is limited and the performance thereof is hindered, prevented or delayed by any factor or circumstance beyond the reasonable control of the party obliged to perform and which said party could not have avoided by the use of due diligence, such as acts of God, fire, floods, strike or labor troubles, breakage of machinery, inability to obtain necessary materials, supplies or labor interruptions in delivery or transportation, shortage of railroad cars, insurrections or mob violence, regulations, orders or requirements of the Government, embargoes, war or other disabling causes, whether similar or different, then the time for the performance of any such act or obligation shall be extended for a period equal to the extent of such delay.

11. NOTICES

11.1 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same by courier, or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile, e-mail or other similar form of communication, in each case addressed to the address first listed above or the following facsimile numbers or e-mail addresses:

GeoX:

John Rud and Clive Ashworth
GeoXplor Corp.
Suite 109, PMB 293
Anthem, Arizona
USA 85086
Fax: 623.742.7016
Email: ashex@telus.net

Tecton:

Norman Meier
Tecton Corporation
Bettlistrasse 35
8600 Dübendorf
Switzerland
Fax: 41 (43) 3550416

11.2 Any notice, direction or other instrument will, for all purposes regarding notices hereunder:

(a) if delivered by courier, be deemed to have been given and received, and effective, for all purposes, on the day it was delivered;

(b) if mailed, be deemed to have been given and received, effective, for all purposes, on the fifth business day following the day of mailing, as dated by the postal service, except in the event of disruption of the postal service, in which event notice will be deemed to be received only when actually received; and

(c) if sent by facsimile, email or other similar form of communication, be deemed to have been received by each party, and effective, for all purposes, on the day it was actually received, based on independent electronic records.

11.3 Any party may at any time give to the other(s) notice in writing, pursuant to the protocol set forth above, of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

12. AREA OF INTEREST

12.1 An area of interest shall exist for all lands within that area being one mile of the outer boundaries of the Property. If GeoX acquires, directly or indirectly, any mineral or other interests, direct, contingent or otherwise, to or within the lands lying, wholly or in part, within the area of interest, or if GeoX enters into any type of agreement by which such an interest may be earned or otherwise acquired therein, then GeoX shall promptly notify Tecton of such acquisition or such agreement, and this Agreement shall apply thereto, and such lands or interests within the area of interest shall form part of the Property and included in this Agreement. Any interest acquired by a party in lands outside of the area of interest shall not be subject to the terms hereof.

13. GENERAL

13.1 Each party will be responsible for their respective legal costs incurred in connection with the preparation and execution of this Agreement.

13.2 Tecton agrees to give GeoX a draft copy, for its review, of each news release it intends to disseminate which contains any information concerning the Property, at least 24 hours prior to the time of its intended dissemination.

13.3 The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

13.4 All references to moneys hereunder are in United States dollars, unless otherwise noted. All payments to be made to any party hereunder may be made by certified cheque or bank draft or such other form of payment as is acceptable to GeoX mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank as such party may designate from time to time by notice to the paying party.

13.5 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.6 This Agreement shall constitute the entire agreement between the parties and replaces and supersedes all prior agreements, arrangements, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

13.7 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the

validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.8 A summary of this Agreement, deleting monetary terms, may be filed in the County in which the Property is situated.

13.9 If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

13.10 For the purpose of computing any period of time prescribed herein or relating hereto, the first day shall be excluded. An act required to be performed on a day shall be performed at or before the close of business on such day. If an act is required to be performed on a certain day and such day is not a regular business day, the time of performance or measurement shall be extended to and including the next regular business day.

13.11 The parties warrant to and with each other that the transaction evidenced by this Agreement was initiated, negotiated and completed by the parties hereto directly, as principals, and without the intervention of any broker, dealer, agent or finder, except as otherwise provided herein. Each party agrees to indemnify and hold the other party harmless from and against any loss, damage, cost or expense, including without limitation, attorneys' fees and litigation expenses, resulting from any breach or breaches of the foregoing warranty.

13.12 The parties hereby attorn to the exclusive jurisdiction of the courts in the Province of British Columbia and the courts of Nevada.

13.13 Time shall be of the essence in the performance of this Agreement.

13.14 No modification or amendment to this Agreement may be made unless agreed to by the parties in writing.

13.15 This Agreement may be executed in any number of counterparts and by facsimile with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

TECTON CORPORATION

Authorized signatory

Witness

GEOXPLOR CORP.

Authorized signatory

Witness

This is Page 16 of that certain agreement between Tecton Corporation, of the first part, and GeoXplor Corporation of the second part, and having two Schedules (Schedule "A" and Schedule "B") which each form an intrinsic part of this Agreement.

Schedule "A"

Description of the Property

Name of Unpatented Mining Claim	BLM No.	Expiry Date	Township	Range
Fire #14	UMC380829	September 1, 2008	28S	25E & 26E
Fire #16	UMC380830	September 1, 2008	28S	25E & 26E
Fire #18	UMC380831	September 1, 2008	28S	25E & 26E
Fire #20	UMC380832	September 1, 2008	28S	25E & 26E
Fire #22	UMC380833	September 1, 2008	28S	25E & 26E
Fire #24	UMC380834	September 1, 2008	28S	25E & 26E
Fire #26	UMC380835	September 1, 2008	28S	25E & 26E
Fire #27	UMC380836	September 1, 2008	28S	26E
Fire #28	UMC380837	September 1, 2008	28S	26E
Fire #29	UMC380838	September 1, 2008	28S	26E
Fire #30	UMC380839	September 1, 2008	28S	26E
Fire #31	UMC380840	September 1, 2008	28S	26E
Fire #32	UMC380841	September 1, 2008	28S	26E
Fire #33	UMC380842	September 1, 2008	28S	26E
Fire #34	UMC380843	September 1, 2008	28S	26E
Fire #35	UMC380844	September 1, 2008	28S	26E
FM #1	UMC378055	September 1, 2008	28S	25E
FM #2	UMC378056	September 1, 2008	28S	25E
FM #3	UMC378057	September 1, 2008	28S	25E
FM #4	UMC378058	September 1, 2008	28S	25E
FM #5	UMC378059	September 1, 2008	28S	25E
FM #6	UMC378060	September 1, 2008	28S	25E
FM #7	UMC378061	September 1, 2008	28S	25E
FM #8	UMC378062	September 1, 2008	28S	25E
FM #9	UMC378063	September 1, 2008	28S	25E
FM #10	UMC378064	September 1, 2008	28S	25E
FM #11	UMC378065	September 1, 2008	28S	25E
FM #12	UMC378066	September 1, 2008	28S	25E &26E
FM #13	UMC378067	September 1, 2008	28S	25E
FM #15	UMC378069	September 1, 2008	28S	25E
FM #17	UMC378071	September 1, 2008	28S	25E
FM #19	UMC378073	September 1, 2008	28S	25E
FM #21	UMC378075	September 1, 2008	28S	25E
FM #23	UMC378077	September 1, 2008	28S	25E
FM #25	UMC378079	September 1, 2008	28S	25E
FM #40	UMC381077	September 1, 2008	28S	25E & 26E
FM #41	UMC381078	September 1, 2008	28S	26E
FM #42	UMC381079	September 1, 2008	28S	26E
FM #43	UMC381080	September 1, 2008	28S	26E
FM #44	UMC381081	September 1, 2008	28S	26E
FM #45	UMC381082	September 1, 2008	28S	26E

FM #46	UMC381083	September 1, 2008	28S	26E
FM #47	UMC381084	September 1, 2008	28S	26E
FM #48	UMC381085	September 1, 2008	28S	26E
FM #49	UMC381086	September 1, 2008	28S	26E
FM #50	UMC381087	September 1, 2008	28S	26E
FM #51	UMC381088	September 1, 2008	28S	26E
FM #52	UMC381089	September 1, 2008	28S	26E
FM #53	UMC381090	September 1, 2008	28S	26E
FM #54	UMC381091	September 1, 2008	28S	26E
FM #55	UMC381092	September 1, 2008	28S	26E
FM #56	UMC381093	September 1, 2008	28S	26E
FM #57	UMC381094	September 1, 2008	28S	26E
FM #58	UMC381095	September 1, 2008	28S	26E
FM #59	386212	September 1, 2008	28S	25E
FM #60	386213	September 1, 2008	28S	25E
FM #61	386214	September 1, 2008	28S	25E
FM #62	386215	September 1, 2008	28S	25E
FM #63	386216	September 1, 2008	28S	25E
FM #64	386217	September 1, 2008	28S	25E
FM #65	386218	September 1, 2008	28S	25E
FM #66	386219	September 1, 2008	28S	25E
FM #67	391170	September 1, 2008	28S	25E
FM #68	386221	September 1, 2008	28S	25E
FM #69	391171	September 1, 2008	28S	25E
FM #70	386223	September 1, 2008	28S	25E
FM #71	391172	September 1, 2008	28S	25E
FM #72	386225	September 1, 2008	28S	25E
FM #73	391173	September 1, 2008	28S	25E
FM #74	386227	September 1, 2008	28S	25E
FM #75	391174	September 1, 2008	28S	25E
FM #76	386229	September 1, 2008	28S	25E
FM #77	391175	September 1, 2008	28S	25E
FM #78	386231	September 1, 2008	28S	25E
FM #79	391176	September 1, 2008	28S	25E
FM #80	386233	September 1, 2008	28S	25E
FM #81	391177	September 1, 2008	28S	25E
FM #82	391178	September 1, 2008	28S	25E
FM #83	391179	September 1, 2008	28S	25E
FM #84	386237	September 1, 2008	28S	25E
FM #85	386238	September 1, 2008	28S	25E
FM #86	386239	September 1, 2008	28S	25E
FM #87	386240	September 1, 2008	28S	25E
FM #88	386241	September 1, 2008	28S	25E
FM #89	386242	September 1, 2008	28S	25E
FM #90	386243	September 1, 2008	28S	25E
FM #91	386244	September 1, 2008	28S	25E
FM #92	386245	September 1, 2008	28S	25E
FM #93	386246	September 1, 2008	28S	25E
FM #94	386247	September 1, 2008	28S	25E

FM #95	386248	September 1, 2008	28S	25E
FM #96	386249	September 1, 2008	28S	25E
FM #97	386250	September 1, 2008	28S	25E
FM #98	386251	September 1, 2008	28S	25E
FM #99	386252	September 1, 2008	28S	25E
FM #100	386253	September 1, 2008	28S	25E
FM #101	386254	September 1, 2008	28S	25E
FM #102	386255	September 1, 2008	28S	25E
FM #103	386256	September 1, 2008	28S	25E
FM #104	386257	September 1, 2008	28S	25E
FM #105	386258	September 1, 2008	28S	25E
FM #106	386259	September 1, 2008	28S	25E
FM #107	386260	September 1, 2008	28S	25E
FM #108	386261	September 1, 2008	28S	25E
FM #109	386262	September 1, 2008	28S	25E
FM #110	386263	September 1, 2008	28S	25E
FM #111	386264	September 1, 2008	28S	25E
FM #112	386265	September 1, 2008	28S	25E
FM #113	386266	September 1, 2008	28S	25E
FM #114	386267	September 1, 2008	28S	25E
FM #115	386268	September 1, 2008	28S	25E
FM #116	386269	September 1, 2008	28S	25E
FM #117	386270	September 1, 2008	28S	25E
FM #118	386271	September 1, 2008	28S	25E
FM #119	386272	September 1, 2008	28S	25E
FM #120	386273	September 1, 2008	28S	25E
FM #121	386274	September 1, 2008	28S	25E
FM #122	386275	September 1, 2008	28S	25E
FM #123	386276	September 1, 2008	28S	25E
FM #124	386277	September 1, 2008	28S	25E
FM #200	386279	September 1, 2008	28S	26E
FM #201	386280	September 1, 2008	28S	26E
FM #202	386281	September 1, 2008	28S	26E
FM #203	386282	September 1, 2008	28S	26E
FM #204	386283	September 1, 2008	28S	26E
FM #205	386284	September 1, 2008	28S	26E
FM #206	386285	September 1, 2008	28S	26E
FM #207	386286	September 1, 2008	28S	26E
FM #208	386287	September 1, 2008	28S	26E
FM #209	386288	September 1, 2008	28S	26E
FM #210	386289	September 1, 2008	28S	26E
FM #211	386290	September 1, 2008	28S	26E
FM #212	386291	September 1, 2008	28S	26E
FM #213	386292	September 1, 2008	28S	26E
FM #214	386293	September 1, 2008	28S	26E
FM #215	386294	September 1, 2008	28S	26E
FM #216	386295	September 1, 2008	28S	26E
FM #217	386296	September 1, 2008	28S	26E
FM #218	386297	September 1, 2008	28S	26E

FM #219	386298	September 1, 2008	28S	26E
FM #220	386299	September 1, 2008	28S	26E
FM #221	386300	September 1, 2008	28S	26E
FM #222	386301	September 1, 2008	28S	26E
FM #223	386302	September 1, 2008	28S	26E
FM #224	386303	September 1, 2008	28S	26E
FM #225	386304	September 1, 2008	28S	26E
FM #226	386305	September 1, 2008	28S	26E
FM #227	386306	September 1, 2008	28S	26E
FM #228	386307	September 1, 2008	28S	26E
FM #229	386308	September 1, 2008	28S	26E
FM #230	386309	September 1, 2008	28S	26E
FM #231	386310	September 1, 2008	28S	26E
FM #232	386311	September 1, 2008	28S	26E
FM #233	386312	September 1, 2008	28S	26E
FM #234	386313	September 1, 2008	28S	26E
FM #235	386314	September 1, 2008	28S	26E
FM #236	386315	September 1, 2008	28S	26E
FM #237	386316	September 1, 2008	28S	26E
FM #238	386317	September 1, 2008	28S	26E
FM #239	386318	September 1, 2008	28S	26E
FM #240	386319	September 1, 2008	28S	26E
FM #241	386320	September 1, 2008	28S	26E
FM #242	386321	September 1, 2008	28S	26E
FM #243	386322	September 1, 2008	28S	26E
FM #244	386323	September 1, 2008	28S	26E
FM #245	386324	September 1, 2008	28S	26E
FM #246	386325	September 1, 2008	28S	26E
FM #247	386326	September 1, 2008	28S	26E
FM #248	386327	September 1, 2008	28S	26E
FM #249	386328	September 1, 2008	28S	26E
FM #250	386329	September 1, 2008	28S	26E
FM #251	386330	September 1, 2008	28S	26E
FM #252	386331	September 1, 2008	28S	26E
FM #253	386332	September 1, 2008	28S	26E
FM #254	386333	September 1, 2008	28S	26E
FP 2	391722	September 1, 2008	28S	25E
FP 3	391723	September 1, 2008	28S	25E
FP 4	391724	September 1, 2008	28S	25E
FP 6	391725	September 1, 2008	28S	25E
FP 8	391726	September 1, 2008	28S	25E
FP 32	391727	September 1, 2008	28S	26E
FP 67	391728	September 1, 2008	28S	25E
FP 69	391729	September 1, 2008	28S	25E
FP 71	391730	September 1, 2008	28S	25E
FP 73	391731	September 1, 2008	28S	25E
FP 75	391732	September 1, 2008	28S	25E
FP 77	391733	September 1, 2008	28S	25E
FP 79	391734	September 1, 2008	28S	25E


FP 2,3,4,6,8,32,67,69,71,73,75,77,79,81,83,85
FM 59-124
FIRE 14,16,18,20,22,24,26 & 27-33,35
FM 1-13
FM 15,17,19,21,23,25
FM 200-254
FM 40-58
EXPLANATION
R25E
R26E
T28S
FM, FP, FIRE LODE MINING CLAIMS
OVERVIEW CLAIM MAP

Schedule "B"
Royalty

Tecton hereby agrees to pay GeoX, a royalty (the "Royalty") equal to three percent (3%) of the net returns from the sale or other disposition of all uranium oxide (commonly called "Yellow Cake") or sales of ore or sales of other minerals derived from ore mined from the property, based on funds actually and fully received, in good funds, by Tecton from the sale of such ore or metals.

The term "net returns" as used herein, means the amount of earned revenues, as the term earned revenues is used in accordance with generally accepted accounting principles, payable to Tecton by any smelter or other purchaser of metals contained in ores, minerals, mineral substances and concentrates produced therefrom mined from the Property, less all assaying, sampling, transportation and smelting charges, less any and all penalties imposed by the purchaser, and less all appropriate taxes. In the event such ores are treated or smelted at facilities owned or controlled, in whole or in part, by Tecton, the term "net returns" shall mean the amount of earned revenues, as the term earned revenues is used in accordance with generally accepted accounting principles, which would have been payable to Tecton from a bona fide purchaser of ores or metals contained in ores, minerals, mineral substances, and concentrates produced from ores mined from the Property less all assaying, sampling, transportation, processing and smelting charges, less any and all penalties imposed by the purchaser, and less all appropriate sales taxes.

The Royalty payable herein shall be subject to the following:

1. Payment of Royalty

a. *Frequency of Payment of Royalty*. Payment of Royalty hereunder shall be due and payable within thirty business days after the sale proceeds are actually received, in good funds, from any purchaser of Yellow Cake or other minerals mined from the Property.

b. *Method of Making Payments.* All payments required hereunder may be mailed or delivered to any single depository as GeoX may instruct, in writing. If Tecton makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty. All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

c. *Deductions*. All payments made by Tecton to GeoX pursuant to Paragraphs 2.9(b) through 2.9(e) of this Agreement, including the Feasibility Payment, the Construction Payment, the Production Payment and the Proceeds Payment shall be counted as payments towards the Royalty and deducted from any amount of the Royalty owing.

2. Records and Reports

a. *Records, Inspection and Audit.* Within ninety days following the end of each calendar year, commencing with the year in which the Property is brought into commercial production (not inclusive of any bulk sampling programs), Tecton shall deliver to GeoX a written statement of the Royalty paid for said calendar year (the "Statement"). GeoX shall have the right, within a period of three months from receipt of such Statement, upon thirty days' prior written notice, to inspect Tecton's books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense, and in a manner not disruptive of Tecton's business or operations.

b. *Objections.* If GeoX does not request an inspection of Tecton's books and records during the three month period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of Tecton with respect thereto. If GeoX disputes any calculation of Royalty, GeoX shall deliver to Tecton a written notice (the "Objection Notice") describing and setting forth a specific objection within sixty days after receipt by GeoX of the subject Statement. GeoX shall, within thirty days of the date of the Objection Notice, and at its sole cost and expense, have an independent auditing firm promptly and diligently commence preparation of a written audit of Tecton's books and records relating to the subject Statement. If such audit determines that there has been a deficiency or an excess in the payment made to GeoX, such deficiency or excess will be resolved by adjusting the next payment due hereunder. If the audit discloses a deficiency of five percent or more of the amount due as a Royalty hereunder, Tecton will pay or reimburse to GeoX, as applicable, the costs and expenses of such audit. All books and records used and kept by Tecton to calculate the Royalty due hereunder will be kept in accordance with U.S. generally accepted accounting principles, and the audit will be conducted in accordance with U.S. generally accepted accounting principles.

c. *Evidence of Maintenance of the Property.* Tecton shall deliver to GeoX, not later than the date 30 days prior to the date for the payment of annual claim maintenance fees (currently September 1), evidence that the fee has been timely paid.

3. Enurement

The Royalty payable herein shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

4. Assignments by GeoX

GeoX may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty payable hereunder, provided, however, that Tecton shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until Tecton's receipt of written notice concerning the assignment or transfer.

Schedule "C"

Mining Disclosure Requirements

Location and means of access to the Property, including documents relating to the location of the unpatented mining claims included in the Property, and the filing thereof with government recording offices.

Regarding GeoX's right to hold or operate the Property:
copy of agreement giving rights, which should show:

- brief description of title, claim, lease or other right;
- any conditions Tecton needs to meet to retain the property; and
- expiration date of leases or options;
- maps, if available.
- Brief history of previous operations on the Property, including the names of previous operators, if known.
- Brief description of work completed on the Property, including:
- work completed by GeoX on the Property;

Regarding plant and equipment:

- age;
- details as to modernization;
- physical condition, including subsurface improvements;
- total cost for each property and its associated plant and equipment; and
- source of power for each claim included in the Property.
- Brief description of the rock formations and mineralizations of existing or potential significance on the Property, including:
- identity of principal metallic or other constituents insofar as known.

Complete copy of every material engineering, geological, or metallurgical report concerning the Property, including government reports, if known and available to the GeoX; include the name of the author and date of preparation of each report, if known.

Copies of all documents, such as title documents, operating permits and easements, to support above information.